Exhibit 99(a)(5)

News Release

THE COOPER COMPANIES ANNOUNCES

PUT OPTION RIGHT FOR HOLDERS OF

2.625% CONVERTIBLE SENIOR DEBENTURES DUE 2023

PLEASANTON, CA., June 2, 2008 – The Cooper Companies, Inc. (NYSE:COO) today announced that holders of the company’s 2.625% Convertible Senior Debentures due 2023 (the “Securities”) have the right to surrender their Securities for repurchase by the company pursuant to the terms of the indenture for the Securities (the “Put Option”). The Put Option expires at 5:00 p.m., New York City time, on Monday, June 30, 2008.

The Put Option entitles each holder of the Securities to require the company to repurchase on July 1, 2008 all or any part of such holder’s Securities at a price equal to $1,000 in cash per $1,000 of principal amount of Securities plus accrued and unpaid interest and any Additional Interest Amounts (as such term is defined in the indenture). The company will pay the purchase price solely with cash. If all outstanding Securities are surrendered for repurchase pursuant to the Put Option, the aggregate cash purchase price will be approximately $115.0 million plus accrued and unpaid interest and any Additional Interest Amounts. Holders that do not surrender their Securities for repurchase pursuant to the Put Option will maintain the right to convert their Securities, subject to the terms, conditions and adjustments applicable to the Securities.

The opportunity to surrender Securities for repurchase pursuant to the Put Option will terminate at 5:00 p.m., New York City time, on Monday, June 30, 2008. In order to exercise the Put Option, a holder must follow the procedures set forth in the company’s notice to holders. Holders may withdraw any Securities previously surrendered for repurchase at any time prior to 5:00 p.m., New York City time, on Monday, June 30, 2008.

The company will file a Tender Offer Statement on Schedule TO for the Securities with the Securities and Exchange Commission later today. In addition, documents specifying the terms, conditions and procedures for surrendering and withdrawing Securities for repurchase, including the company’s notice to holders (collectively, the “Put Option Materials”), will be available through The Depository Trust Company and Wells Fargo Bank, National Association, as paying agent (For Information: (213) 614-2588) and at no charge on the Securities and Exchange Commission’s website: www.sec.gov. Each holder of the Securities is urged to read the Put Option Materials, as they contain important information that should be read carefully before any decision is made to surrender Securities for repurchase pursuant to the Put Option. Neither the company nor its board of directors or employees has made or are making any representation or recommendation as to whether or not any holder should surrender any Securities. Holders must make their own decision whether to surrender their Securities for repurchase in the Put Option and, if so, the amount of Securities to surrender. This announcement is qualified in its entirety by all of the terms and conditions of the Put Option Materials and does not constitute an offer to buy or a solicitation of an offer to sell the Securities. Any such offer will be made solely through the Put Option Materials.

ABOUT THE COOPER COMPANIES, INC.

The Cooper Companies, Inc. manufactures and markets specialty healthcare products through its CooperVision and CooperSurgical units. Corporate offices are in Pleasanton, CA.

CooperVision, Inc. (http://www.coopervision.com) develops, manufactures and markets a broad range of contact lenses for the worldwide vision correction market. Headquartered in Pleasanton, CA, it manufactures in: Juana Diaz, Puerto Rico; Norfolk, VA.; Rochester, NY; Adelaide, Australia; Hamble and Hampshire, England; and Madrid, Spain.

CooperSurgical, Inc. (http://www.coopersurgical.com) develops, manufactures and markets medical devices, diagnostic products and surgical instruments and accessories used primarily by gynecologists and obstetricians. Its major manufacturing and distribution facilities are in Trumbull, CT.

FORWARD-LOOKING STATEMENTS

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These include statements relating to plans, prospects, goals, strategies, future actions, events or performance and other statements which are other than statements of historical fact. In addition, all statements regarding the payment of the repurchase price and filing of the Tender Offer Statement on Schedule TO are forward-looking. To identify these statements look for words like “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” and similar words or phrases. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties.

Among the factors that could cause our actual results and future actions to differ materially from those described in forward-looking statements are: failures to launch, or significant delays in introducing, new products, or limitations on sales following introduction due to manufacturing constraints or poor market acceptance; failures to receive or delays in receiving U.S. or foreign regulatory approvals for products; compliance costs and potential liability in connection with U.S. and foreign healthcare regulations, including product recalls, and potential losses resulting from sales of counterfeit and other infringing products; the success of research and development activities and other start-up projects; new competitors, product innovations or technologies; failure to develop new manufacturing processes, or delays in implementation of such processes; a major disruption in the operations of our manufacturing, research and development or distribution facilities, due to technological problems, natural disasters or other causes; disruptions in supplies of raw materials, particularly components used to manufacture our silicone hydrogel lenses; legal costs, insurance expenses, settlement costs and the risk of an adverse decision or settlement related to claims involving product liability or patent protection (including risks with respect to the ultimate validity and enforceability of the company’s patent applications and patents and the possible infringement of the intellectual property of others); the impact of acquisitions and divestitures on revenues, earnings and margins, including any failure by the company to successfully integrate acquired businesses into CooperVision and CooperSurgical, any failure to continue to realize anticipated benefits from the company’s cost-cutting measures and risks inherent in accounting assumptions made regarding the acquisitions; changes in business, political and economic conditions, including the adverse effects of natural disasters on patients, practitioners and product distribution; interest rate and foreign currency exchange rate fluctuations; changes in U.S. and foreign government regulation of the retail optical industry and of the healthcare industry generally; dilution to earnings per share from acquisitions or issuing stock; changes in tax laws or their interpretation and changes in effective tax rates, including by reason of changes in the company’s geographic profit mix; changes in the company’s expected utilization of recognized net operating loss carry forwards; the requirement to provide for a significant liability or to write off a significant asset, including impaired goodwill; changes in accounting principles or estimates; disruptions or delays related to implementation of information technology systems covering the company’s businesses, or other events which could result in management having to report a material weakness in the effectiveness of the company’s internal control over financial reporting in its Form 10-Q and Form 10-K filings; environmental risks including significant environmental cleanup costs above those already accrued; and other events described in our Securities and Exchange Commission filings, including the “Business” and “Risk Factors” sections in the company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2007, as such Risk Factors may be updated in quarterly filings.

We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

CONTACT:

The Cooper Companies, Inc.

Kim Duncan, Director, Investor Relations

925-460-3663

ir@coopercompanies.com